Exhibit 99.3

Sucampo Begins Search for New CEO

Dr. Ryuji Ueno to Focus Exclusively on Chief Scientific Officer Role Once New CEO is Named by the Board of Directors

BETHESDA, Md., Aug. 8, 2013 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Nasdaq:SCMP) ("Sucampo") today announced that it has begun the search for a new Chief Executive Officer (CEO). Sucampo also announced that once a new CEO is named by the Board of Directors (Board), Dr. Ryuji Ueno, M.D., Ph.D., Ph.D., co-founder of Sucampo, CEO, Chairman of the Board, and Chief Scientific Officer (CSO), will focus exclusively on his role as CSO of Sucampo. As CSO, Dr. Ueno will focus on the overall scientific direction of the company.

Sucampo's Board has formed a search committee to identify a new CEO, including evaluating internal and external candidates. Dr. Ueno will continue as CEO and Chairman until a new chief executive officer is named by the Board.

"I am excited to be part of the next step in the evolution of our company," said Dr. Ueno. "Sucampo was built upon its proprietary prostone technology, and since its inception has applied this technology to achieve regulatory approval in the United States for two prostone compounds; launch and then expand our AMITIZA® franchise with new indications, such as opioid-induced constipation, and additional global markets; launch RESCULA® in the U.S.; and develop a rich pipeline of prostone-based drug candidates that may offer hope to millions more patients. I am convinced that there is still significant and untapped therapeutic potential for prostones, and I want to increase my focus on the scientific aspects of the company.

"Sucampo is poised for its next phase of growth, which will include development of additional indications for AMITIZA and RESCULA, as well as entirely new prostone compounds that can meet underserved patient needs in novel ways. I believe that the best way to enhance shareholder value is to execute our drug development efforts while achieving profitability for the company. As a result, I have decided that it is time for me to hand over the day-to-day activities associated with the chief executive role so I will have more time to focus on discovering and developing the next prostone compounds to meet the unmet medical needs of patients," continued Dr. Ueno. "Once a new CEO is named by the Board, I will work to ensure a smooth transition."

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global biopharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones was first discovered by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo's Chairman, Chief Executive Officer, Chief Scientific Officer, and co-founder. Prostones, naturally occurring fatty acid metabolites that have emerged as promising compounds with unique physiological activities, can be targeted for the treatment of unmet or underserved medical needs. For more information, please visit www.sucampo.com.

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CONTACT: Silvia Taylor
         Senior Vice President, IR, PR, and Corporate Communications
         1-240-223-3718
         staylor@sucampo.com